Exhibit 10.35

CONFIDENTIAL
Execution Version
STOCK RESTRICTION AGREEMENT

    This STOCK RESTRICTION AGREEMENT (this “Agreement”), dated for reference purposes only as October 8, 2021, is made and entered into by and between Bionano Genomics, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder of the Company (the “Holder”). Each of Parent and the Holder are collectively referred to from time to time herein as the “Parties,” and each, individually, as a “Party.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS
    WHEREAS, Parent, Starship Merger Sub I, Inc., a California corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Starship Merger Sub II, LLC, a California limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), BioDiscovery, Inc., a California corporation (the “Company”), and Soheil Shams solely in its capacity as the representative of the Participating Securityholders (the “Stockholder Representative”), have entered into that certain Agreement and Plan of Merger, dated as of October 8, 2021 (as such agreement may be amended from time to time, the “Merger Agreement”), pursuant to which the Company shall be acquired by Parent, by means of a merger of Merger Sub I with and into the Company, pursuant to which the Company will survive and become a wholly owned subsidiary of Parent (“Merger I”), and, as part of the same overall transaction, promptly after Merger I, the surviving entity of Merger I will merge with and into Merger Sub II, with Merger Sub II surviving such merger (“Merger II” and, together with Merger I, the “Mergers”), on the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS, at the Closing, as part of the Merger Consideration, the Holder will receive shares of Parent Common Stock (the “Shares”); and

    WHEREAS, as a condition and inducement to Parent and the Merger Subs entering into the Merger Agreement and as a condition to the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, the Holder is executing and delivering this Agreement.

    NOW THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
REVESTED STOCK CONSIDERATION

1.1Revesting of Certain Merger Consideration. The Holder hereby acknowledges and agrees that 5,006,479 of the Shares shall be subject to provisions set forth in this Agreement (such Shares subject to such provisions, the Holder’s “Revested Stock Consideration”).
1.2Vesting of Revested Stock Consideration.
(a)The Revested Stock Consideration will be unvested as of its issuance to the Holder at the Closing.

(b)One-third of the Revested Stock Consideration shall vest on the first anniversary of the Closing Date and one-twelfth (1/12th) of the Revested Stock Consideration shall vest every three (3) months following the first anniversary of the Closing Date (for illustrative purposes only, if the Closing Date is October 15, 2021, the first vesting will occur on October 15, 2022, the second vesting will occur on January 15, 2023 and the third vesting will occur on April 15, 2023 and so on until the final vesting date on October 15, 2024). The number of shares of Revested Stock Consideration that vest upon each vesting date shall be rounded down to the nearest whole share, with the balance of any shares that did not vest as a result of such rounding to vest on the final vesting date, subject to rounding.
(c)Subject to Section 1.2(d) below, the vesting of the Revested Stock Consideration on a particular vesting date shall be subject to the Holder’s continuous Service (as defined below) through and including the day of the applicable calendar month on which the vesting date occurs. The Holder shall, for purposes of this Agreement, be deemed to provide “Service” for so long as the Holder remains an employee of, or a consultant or advisor (pursuant to a mutually negotiated consulting or advisor agreement) to, Parent or one of Parent’s Subsidiaries. For the avoidance of doubt, termination of employment with or service to Parent or any of its Subsidiaries to take employment with or provide service to another of Parent or any of its Subsidiaries shall not be considered termination of Service.
(d)Upon the termination of Service (i) by Parent or a Subsidiary of Parent other than for Cause, (ii) by the Holder for Good Reason or (iii) as a result of the Holder’s death or Disability, any then unvested Revested Stock Consideration shall automatically vest in full as of such date of termination of Service; provided, however, in the event of termination of Service pursuant to subclauses (i) or (ii) of this Section 1.2(d), such Revested Stock Consideration will not vest or be released to the Holder until the Holder has executed and delivered to Parent (and not revoked) a customary release of claims arising out of the Holder’s employment (including any claims for discrimination, harassment or wrongful termination), in form and substance reasonably acceptable to Parent and subject to reasonable and customary exclusions, including exclusions for earned and unpaid compensation, unreimbursed business expenses, rights of indemnification and rights as a holder of equity securities, and such release shall have become effective.
1.3Forfeiture of Revested Stock Consideration. Subject to Section 1.2(d), in the event that the Holder’s Service terminates at any time after the Closing, then all of the Revested Stock Consideration that has not vested pursuant to Section 1.2 prior to the date of such termination shall be automatically forfeited by the Holder and redeemed by Parent for no consideration, without the requirement for any further action on the part of the Holder, Parent or any other Person.
1.4Right to Satisfy Claims from the Revested Stock Consideration. Parent is expressly authorized to set off up to 100% of (i) any Damages for which it is entitled to indemnification under the Merger Agreement, or (ii) any negative Adjustment Amount determined pursuant to Section 1.17 (Post-Closing Adjustment) of the Merger agreement for which it is entitled to indemnification under the Merger Agreement against Holder, against any Shares subject to the Revested Stock Consideration, subject to any limitations on such setoff set forth in the Merger Agreement.
1.5Definitions. For purposes of this Agreement:

(a)“Board” shall mean the Board of Directors of Parent; provided, however, that if the Board has delegated relevant authority to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.
(b)“Cause” shall have the meaning ascribed to such term in the Key Employee Agreement between the Holder and Parent executed in connection with the Mergers, as amended from time to time (the “Key Employee Agreement”), and, in the absence of such agreement or in the event that such agreement in effect is less favorable to the Holder, shall mean the occurrence of any of the following events: (i) the Holder’s conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on Parent; (ii) the Holder’s active participation (whether by affirmative act or material omission) in a fraud, act of dishonesty or other act of misconduct against Parent; (iii) the Holder’s material violation of any statutory or fiduciary duty owed to Parent; (iv) the Holder’s breach of any material term of any material contract between such Holder and Parent; and (v) the Holder’s repeated violation of any material Parent policy; provided, however, that termination by Parent due to Sections 1.5(b)(iii)–1.5(b)(vi) shall only be deemed for Cause if the Holder fails to cure such conduct, violation, or breach within 30 days following the Holder’s receipt of written notice from Parent, unless such conduct, violation, or breach is not capable of being cured in the good faith determination of Parent. The Holder’s Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause and whether the specified conduct, violation or breach, as applicable, has been satisfactorily cured shall be made in good faith by Parent in its sole and exclusive judgement and discretion. The term “Parent” for purposes of this definition will be interpreted to include any Affiliate, as appropriate.
(c) “Disability” shall have the meaning ascribed to such term or a similar term in the Key Employee Agreement, and, in the absence of such agreement or in the event that such agreement in effect is less favorable to the Holder, shall mean with respect to the Holder, the inability of the Holder to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and will be determined in good faith by the Board based on the basis of such reasonable medical evidence as the Board deems warranted under the circumstances.
(d)“Good Reason” for the Holder’s resignation shall have the meaning ascribed to such term in the Key Employee Agreement, and, in the absence of such agreement or in the event that such agreement in effect is less favorable to the Holder, shall mean the occurrence of any of the following events without the Holder’s consent; provided, however, that any resignation by the Holder due to any of the following conditions shall only be deemed for Good Reason if: (A) the Holder gives Parent written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that the Holder believes constitutes Good Reason, which notice shall describe such condition(s); (B) Parent fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Holder; and (C) the Holder actually resigns the Holder’s employment within the first 15 days after expiration of the Cure Period:
(i)material breach by Parent of any material provision in this Agreement or in any other material written agreement between Parent and the Holder;

(ii)a material reduction (which the parties agree is a reduction of at least 10%) by Parent of the Holder’s base salary on the effective date hereof or as the same may be increased from time to time, unless such reduction is part of a reduction program equally applicable to other executive employees of Parent;
(iii)a material reduction in the Holder’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless the Holder’s new duties are materially reduced from the prior duties; or
(iv)Parent relocates the facility that is the Holder’s principal place of business with Parent to a location that requires an increase in the Holder’s one-way driving distance by more than 30 miles.
(e)The Holder will be deemed to have effected a “Transfer” of Restricted Stock Consideration if the Holder, whether voluntarily or involuntarily, directly or indirectly (i) sells, pledges, encumbers, hypothecates, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) all or any portion of such Restricted Stock Consideration or any interest in such Restricted Stock Consideration, (ii) creates or permits to exist any lien, pledge, charge, claim, mortgage, security interest or other encumbrance on the Restricted Stock Consideration, or (iii) agrees to take any of the actions referred to in the foregoing clauses (i) through (iii).
1.6Dividend and Voting Rights. During any period in which the Revested Stock Consideration has not fully vested pursuant to Section 1.2(b) and has not been forfeited pursuant to Section 1.3, the Holder shall be deemed to be the legal and beneficial owner of such shares (subject to the terms of this Agreement) of Parent Common Stock and shall have the right to (i) receive any cash dividends declared thereupon (any stock dividends declared shall be deemed additional Revested Stock Consideration and shall be subject to the same vesting schedule set forth in Section 1.2(b) and be released to the Holder or forfeited as provided herein) and (ii) vote any such shares in the Holder’s discretion with respect to each matter for which holders of shares of Parent Common Stock are entitled to vote.
1.7Tax Matters.
(a)Each Party agrees that the Revested Stock Consideration has been issued to the Holder as consideration in respect of the Holder’s Company Capital Stock and is not subject to wage withholding except to the extent that another treatment is required by either (i) a change in Law or (ii) a final determination within the meaning of Section 1313 of the Code; provided, that no Party shall be prevented from taking a tax position inconsistent with such tax treatment in settlement of a tax controversy, and no Party shall be required to litigate in order to support a tax position. The Holder agrees that the Holder shall make a protective election under Section 83(b) of the Code, with respect to the Revested Stock Consideration within 30 days after the receipt of such Revested Stock Consideration, using the form attached hereto as Exhibit A, and will provide to Parent a copy of such election promptly after it is filed. Notwithstanding the foregoing, the Holder acknowledges that the Holder is relying solely on its own Tax advisors in connection with this Agreement.
(b)The Holder agrees to submit a properly completed and executed Internal Revenue Service Form W-9 to Parent at the Closing.

1.8No Guarantee of Employment. In no event shall any provision of this Agreement or the transactions contemplated hereby give or be deemed to give the Holder any right to continued employment by Parent or any of its Subsidiaries or affect in any manner the right of the Holder’s Employer to terminate the Holder’s employment at any time.
1.9Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Parent Common Stock occurring after the Merger I Effective Time, all references in this Article I to specified numbers or types of shares, and all calculations provided for that are based upon numbers or types of shares affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Article I prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
1.10Transfer Restrictions; Additional Legend.
(a)The Holder shall not Transfer (or cause or permit the Transfer of) any Revested Stock Consideration that has not vested in accordance with the terms of Section 1.2, or enter into any agreement relating thereto.
(b)The Holder understands that any Revested Stock Consideration that has not vested in accordance with the terms of Section 1.2 shall bear the following restrictive legend (in addition to any other legend required by law or the Merger Agreement):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REACQUISITION RIGHT AND OTHER RESTRICTIONS AND CONDITIONS SET FORTH IN A STOCK RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL CORPORATE OFFICE. ANY SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER, OR ATTEMPT TO DO ANY OF THE FOREGOING, WITH RESPECT TO ANY SECURITIES SUBJECT TO SUCH RIGHT, RESTRICTIONS OR CONDITIONS IN CONTRAVENTION OF SUCH AGREEMENT IS NULL AND VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.
ARTICLE II
MISCELLANEOUS
2.1Specific Performance.
(a)The Parties agree that, in the event of any breach or threatened breach by the other Party or Parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no Party shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

(b)Any and all remedies expressly conferred herein upon a Party hereunder shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
2.2Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).
2.3Exclusive Jurisdiction; Waiver of Jury Trial.
(a)ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE MERGER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.3(B).

2.4Entire Agreement; Assignment. This Agreement, the Merger Agreement, the Non-Competition and Non-Solicitation Agreement and the Key Employee Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder (other than in the case of the Holder’s estate or legal representative in the event of the Holder’s death or disability), and (c) shall not be assigned by the Holder by operation of law or otherwise. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 2.4 shall be null and void.
2.5Amendment; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement, signed by the Parties hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
2.6Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic mail transmission, or (c) one Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address as specified for such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):
(a)If to Parent, then as provided for in Section 10.9 (Notices) of the Merger Agreement; and
(b)If to the Holder, then to the address set forth on the Holder’s signature page hereto.
2.7Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
2.8Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.
2.9Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section and paragraph references are to the articles, sections and paragraphs of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or” unless the context clearly requires otherwise. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
2.10Termination. This Agreement shall terminate upon the earlier of (a) the valid termination of the Merger Agreement in accordance with the provisions of Section 9 (Termination) of the Merger Agreement and (b) the termination of this Agreement by mutual consent of the Parties (each individually a “Termination Event”) and shall be null and void in all respects after a Termination Event; provided, that, nothing herein shall relieve any Party from liability in connection with any breach of such party’s representations, warranties or covenants contained herein occurring prior to a Termination Event.
2.11Acknowledgments. Each party to this Agreement acknowledges that (a) Pillsbury Winthrop Shaw Pittman LLP, counsel for the Company, represented the Company in connection with the Mergers and related transactions, (b) Cooley LLP, counsel for Parent and the Merger Subs, represented Parent and the Merger Subs in connection with this Agreement, the Mergers and related transactions, and (c) neither of the foregoing firms has represented the Holder in connection with this Agreement, the Mergers or related transactions.
2.12Effective Date. Notwithstanding the date of execution of this Agreement, this Agreement shall only become effective upon the Closing, and if the Merger Agreement shall terminate in accordance with its terms prior to the Closing, this Agreement shall never become effective.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                        PARENT:

                        BIONANO GENOMICS, INC.

By:	/s/ R. Erik Holmlin, Ph.D.
Name: R. Erik Holmlin, Ph.D.
Title: President and Chief Executive Officer

(SIGNATURE PAGE TO STOCK RESTRICTION AGREEMENT)

                    HOLDER:

By:	/s/ Soheil Shams
Name: Soheil Shams

                    Address:

                     [***]

                     [***]

                     [***]

                    Email: [***]
                    Shares:     5,006,479

(SIGNATURE PAGE TO STOCK RESTRICTION AGREEMENT)

EXHIBIT A
SECTION 83(b) ELECTION

____________ _____, 2021
Department of the Treasury
Internal Revenue Service
Ogden, UT 84201-0002
Re:    Election Under Section 83(b)
Ladies and Gentlemen:
The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares. The following information is supplied in accordance with Treasury Regulation § 1.83-2:
1.    The name, social security number, address of the undersigned, and the taxable year for which this election is being made are:
Name:
Social Security Number:
Address:

    Taxable year:    Calendar year 2021.
2.    The property that is the subject of this election: _____________1 shares of common stock (the “Shares”) of Bionano Genomics, Inc., a Delaware corporation (“Parent”).
3.    The Shares were transferred on: ____________ _____, 2021.2
4.    The Shares are subject to the following restrictions: The Shares are subject to forfeiture if the undersigned does not continue to provide services for Parent for a designated period of time. The risk of forfeiture lapses over a specified vesting period.
5.    The fair market value of the Shares at the time of transfer (determined without regard to any lapse restriction as defined in Treasury Regulation § 1.83-3(i)): ___________________.3
6.    The amount paid by the undersigned for the Shares: ___________________. 4 The Shares were transferred as part of the consideration received by the undersigned incident to the acquisition of BioDiscovery, Inc., a California corporation (the “Company”) by Parent in a transaction qualifying as a “reorganization” within the meaning of Internal Revenue Code section 368(a). Gain or loss with respect to the undersigned’s shares of Company capital stock will be recognized to the extent provided by Internal Revenue Code section 356. See Revenue Ruling 2007-49, 2007-2 C.B. 237.
1    The quotient of (i) the product of (A) $30 million and (B) taxpayer’s Ownership Percentage, divided by (ii) the Parent Trading Price.
2    Closing Date.
3     $30 million multiplied by taxpayer’s Ownership Percentage.
4     $30 million multiplied by taxpayer’s Ownership Percentage.
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The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his annual income tax return not later than 30 days after the date of transfer of the Shares. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the Shares were transferred.
Very truly yours,

[Name]

4845-5418-2909.v4

RETURN SERVICE REQUESTED

Department of the Treasury
Internal Revenue Service
Ogden, UT 84201-0002
Re:    Election Under Section 83(b) of the Internal Revenue Code
Dear Sir or Madam:
Enclosed please find an executed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, filed with respect to shares of common stock of Bionano Genomics, Inc.
Also enclosed is a copy of this letter and a stamped, self-addressed envelope. Please acknowledge receipt of these materials by marking the copy when received and returning it to the undersigned.
Thank you very much for your assistance.
Very truly yours,

[Name]
Enclosures

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